Exhibit 99.1

News Release

Contact:	Layne Christensen Company
Jerry W. Fanska
Vice President Finance
913-677-6858

TUESDAY, OCTOBER 23, 2007

LAYNE CHRISTENSEN ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION FOR COMMON STOCK OFFERING

Layne Christensen Company (NASDAQ:LAYN) today announced that the underwriters of its recent public offering of 2,700,000 shares of common stock have fully exercised their over-allotment option to purchase an additional 405,000 shares of common stock at a price of $54.50 per share. This additional purchase increased the aggregate number of shares sold in the offering to 3,105,000, resulting in total net proceeds, before expenses, of approximately $160.8 million, after payment of underwriting discounts and commissions.

Layne has applied a portion of the net proceeds from the original sale of the 2,700,000 shares of common stock to repay the outstanding balance on its credit facility. The Company intends to use the remaining net proceeds, including the net proceeds from the sale of the additional shares, for general corporate purposes, as well as funding for possible acquisitions. UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as joint book-running managers for the offering. J.P. Morgan Securities Inc., Morgan Joseph & Co. Inc., D.A. Davidson & Co. and BMO Capital Markets Corp. served as co-managers.

Copies of the prospectus relating to the offering may be obtained from UBS Securities LLC, Prospectus Department, 299 Park Ave., 8th Floor, New York, New York 10171, (212) 821-3400 and Merrill Lynch, Prospectus Department, Four World Financial Center, 250 Vesey Street, New York, New York 10080, (212) 449-8415.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements are those concerning the strategic plans, expectations and objectives for future operations and are generally indicated by words or phrases such as “anticipate,” “estimate,” “project,” “believe,” “intend”, “expect,” “plan” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date hereof, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, wastewater, mineral and energy markets.